Exhibit 99.2

STAAR Surgical Company
Investor Conference Call
March 9, 2005

Operator:	Good afternoon, ladies and gentlemen, and welcome to the STAAR Surgical fourth quarter and year end 2004 results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded today, Wednesday, March 9, 2005. I would now like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead.

Doug Sherk:	Thank you, operator, and good afternoon, everyone. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the fourth quarter and full year of 2004 that ended January 2, 2005. The news release reviewing the fourth quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, you can call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally, we have arranged for a tape replay of this call, which may be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion and remain in effect through midnight, Pacific Time, on Wednesday, March 16. The dial-in number to access the replay of the conference call is 800-405-2236 or, for international callers, 303-590-3000. You need a pass code of 11025076 and the pound sign to access the replay. This call is being broadcast live and an archived replay will also be available. To access the webcast, go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call, the company will make projections or other forward-looking statements regarding future events, including statements about the company’s beliefs about its revenues, earnings and cash burn for 2005. We wish to caution you that such statements are just predictions and involve risk and uncertainties. Actual results may differ materially. The risk and uncertainties include the company’s ability to implement cost saving strategies and realize expected savings; the results of the company’s response to FDA observations; the ability to energize domestic sales of cataract products; the ability to maintain product sales and gross profit margin; the need to obtain regulatory approval for new products; the acceptance of new products by medical practitioners and consumers; the rapid pace of technological change in the eye care industry; general domestic and international economic conditions; access to financing; and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR’s reports filed with the SEC.

In addition, the factors underlying the company’s forecasts are dynamic and subject to change. These forecasts are to be assumed to be realistic only as of the date they are given. The company doesn’t undertake to update them. However, the company may choose to do so from time to time and if they do so, they will submit the updates to the investing public.

Now I’d like to turn the call over to David Bailey, Chairman, President and Chief Executive Officer of STAAR Surgical Company.

David Bailey:	Thank you, Doug, and welcome, everyone. We had strong sales in the fourth quarter increasing year-over-year by 9.4%. This increase was generated despite the U.S. market showing a continued decline in line with the third quarter of 8%. The fourth quarter, as with the full year numbers, reflected a steady international sales level with strong trends in preloaded cataract lenses and ICLs. The latter posted year-over-year growth of 37.6%. More telling was the growth trend in the second half of the year where we saw gains of a little over 60% versus the prior year six-month period.

The ICL technology continues to make headway in current international markets with strong and continued interest from physicians, and opportunity for geographic expansion through new approvals. The Toric ICL in particular grew significantly last year, and we expect to see strong growth going forward with an increasing share versus the standard lens.

Our business in Germany saw real growth, net of currency, versus the prior year. Forty-seven percent of total revenues now come from our two international affiliates in Germany and Australia, with a little over 10% coming from our distributor business in Switzerland. Overall, international is on a sustained path to establish the ICL and the preloaded as significant proprietary elements of our total business.

In the U.S., compliance issues with the FDA continue to negatively impact the implementation of our business plan. Although we are continuing to work with FDA for a final approvable letter for the ICL, any launch of the product by STAAR Surgical will be delayed until overall compliance issues have been resolved. Although we have worked hard on this for a long time, hired some of the best consultants, and increased our internal resources considerably, we are governed by the FDA timelines and procedures.

We were pleased with the meeting we had with the FDA in January in which stability issues highlighted in the 483 observations concerning the Collamer material were removed from the agenda. The FDA confirmed that the observations on these items cited during last summer’s audit have been adequately addressed in our response of November 4, 2004. In addition, the clearance to allow investigators to use more ICLs under the clinical trial protocol, in our mind, endorsed the positive view of our Collamer material by ODE. The FDA is still, however, considering what, if any, compliance action to take with regard to the issues that were the subject of our January meeting.

With regard to Collamer, we’ve always viewed it as an excellent material, ideally suited to intraocular use and have done much work over the last year to offer further evidence of this fact. Our game plan going forward remains unchanged – to obtain the final approval letter from ODE and to work with Compliance in tandem on resolution of the remaining issues. We believe it is likely that a re-audit will be required to move compliance issues forward, in any direction, and we plan to request one.

While all of this continues to prevent introduction of the ICL in the U.S., our business continues to reward in that key market. The 8% decline noted in our release continued in the early part of the first quarter. There is no doubt that we have lost some selling focus by the independent sales representatives as a result of a number of issues, not the least of which are the delays in new product approvals such as the three-piece Collamer and, obviously, the ICL, as well as some persistent rumors that we’re about to sell the company. The overhang from compliance issues has not helped the situation at all.

In the short term, we anticipate the rollout of the new Collamer three-piece lens will help this situation. We now believe the rollout will occur in the second quarter with an expected positive financial impact by the third quarter. Optimal cartridge lubricity has been achieved along with a robust lens design and a good delivery system.

This continued and unforecasted decline in the U.S. business has put additional strains on our U.S. cash flows. In order to proactively offset the sales decline and preserve cash, we implemented a downsizing in early February which will reduce annual expenditures by a little over a million dollars. In addition, we have eliminated a lot of consulting costs that hit the P&L last year around compliance. This totals another estimated one million dollars. We are planning additional downsizing options and looking at any and all options, but we must preserve expenditure levels on compliance activity.

The key factor here is a long-term solution to our current situation. We have targeted total savings of $3 million as indicated in our release. However, given our anticipated future positive events, such as the launch of the three-piece Collamer, we’re carefully managing this expense reduction activity.

As you will recall on our last call, we made a commitment to shareholders to look at all options to provide additional capital for the business. We’re working with Morgan Stanley to explore those options. They were chosen because they know the ophthalmic space and have the bandwidth to support us to the full extent in this activity. What is clear is that many companies are interested in our technology. It remains to be seen whether that interest will result in an attractive way forward for our company and its shareholders. Unresolved FDA compliance issues have forced us to proactively explore such options.

With these issues resolved, we expect to become a healthy, vibrant company. My preference would be to have these resolved internally and move forward as previously planned. But as we have experienced, there is an element of uncertainty associated with this strategy, and we wanted to be sure to explore other options. I believe we’re doing this in the most professional and systematic way possible.

As a result of the time required to accomplish these goals, we will be looking at a limited fundraising in the very near future. Our goal would be to generate between $8 to $10 million and to generate these funds from current shareholders.

Overall, our two big issues continue to be declining U.S. sales and the lack of the ICL in the market. We are countering this on a number of fronts which have already included the implementation of significant cost saving initiatives particularly in the U.S. Introduction of the three-piece Collamer lens in the second quarter will, we believe, add meaningfully to U.S. sales. The introduction of the lens will also add to production volumes and help us to counter the negative effect of shrinking volume in our plants.

We continue to invest heavily in the internal resolution of the compliance issues in the belief we must be in a strong position for any re-audit. We also see reasons to be optimistic of receiving an approvable letter for the ICL from the FDA, although the timing is uncertain and any such approvable letter will be dependent upon the resolution of the compliance issues described above. This cannot be guaranteed, but the signs, we believe, are positive.

On the international front, we expect ICL sales to continue their positive trend and to see increasing penetration of the Toric ICL. These are outstanding products with significant potential. As a backstop to all of this activity, we have, as stated, been earnestly exploring external strategic options to ensure we can fully execute on our potential going forward. This activity began late last year, continues in earnest and could result in some very interesting options for our company and its shareholders.

Taken together, we believe the above represents a solid plan to get us out of the current short-term difficulty. I continue to be convinced that our strategic plan and direction remains solid. Fundamentally, market interest and acceptance of the ICL technology in markets where it is approved is solid and growing.

I would now like to hand the call over to John for a review of our fourth quarter and year end financial results, as well as our current financial condition.

John Bily:	Thank you, David. Before I start the financial summary, I’d like to just make a minor correction to an earlier date. Our fiscal year end 2004 was December 31, 2004 and not, I believe, the January date that was previously mentioned.

Thank you. The fourth quarter was again a period focused on resolving FDA compliance issues, responding to the FDA audit observations, implementing changes to our quality systems and putting into place manufacturing process improvements. From a financial perspective, this activity had a profound and negative effect on gross profit. Increases in manufacturing engineering expenses, consultants, inventory write-offs, and process improvements and changes all had a short-term impact on the cost of production, resulting in a reduction in gross profit for the quarter.

On the positive side, R&D has maintained its focus on the redesign of the three-piece Collamer lens and insertion system and has made excellent progress. The ICL ended the year with a very positive international sales performance and generated exceptional interest at the October AAO, which was highlighted by a live surgery CME event.

The following is a brief summary of the financials. I’ll start with net sales. Sales for the fourth quarter which ended as mentioned earlier on December 31, 2004, increased $1.2 million, or 9.4%, to $14 million. At constant currency, sales increased $633,000, or 5%. In the U.S. market, sales declined $471,000, or 8%, due to a reduction in silicone IOL sales and one-piece Collamer IOL sales. This was partially offset by sales of the Cruise Control device which is a disposable, single-use device which is used with a variety of phacoemulsification machines.

International sales increased by $1.7 million, or 24%, largely due to a 56% increase in ICL and Toric ICL sales and continued exciting growth of the preloaded IOL. ICL sales were not materially impacted by currency as most sales are invoiced in U.S. dollars.

Sales for the year-to-date period ended December 31, 2004 were $51.7 million, a $1.3 million, or 2.5%, increase over the same period in 2003. Currency had a $2.2 million favorable impact for the year. On a constant currency basis, sales for the year declined $900,000, or 1.8%. Domestic sales declined $1.8 million, or 7.8%, and as in the quarter, primarily due to declines in silicone IOL sales and declining Collamer one-piece sales, partially offset by increases in Cruise Control and STAARVisc sales. Sales in the international markets increased $3.1 million, or 11.5%, due to a 37.6% increase in ICL and Toric ICL sales, and significant preloaded injector sales, partially offset by a 25.8% reduction in the distributed Visacryl IOL, which reflects our strategy to replace generic lens sales with proprietary STAAR products.

Gross profit margin was 47.2% for the quarter ended December 31, 2004 compared to 56.6% for the quarter ended January 2, 2004. This decline was due to increases in manufacturing engineering, quality control, inventory reserve positions, and unfavorable product and geographical mix. Manufacturing margins, which represent net sales minus direct cost to manufacture, decreased over the prior year due to manufacturing process changes and lower production volumes due to declining U.S. IOL sales.

For fiscal year 2004, gross profit margin was 50.6% compared to 55.2% for fiscal year 2003. As in the quarter, significant increases in manufacturing engineering linked to the validation of the new three-piece Collamer IOL and its insertion system, process changes and improvements, quality control expenses reflecting the global strengthening of this organization, consulting expenses and the write-off of discontinued lenses accounted for the reduction in margin.

As we move forward, it’s worth noting that consulting expenses in this area have been reduced on an annualized basis by approximately a million dollars. Manufacturing margins for the year-to-date period decreased approximately 1% due to increased production costs in the latter half of the year and unfavorable product and geographical mix.

G&A expenses for the fourth quarter increased $333,000, or 13.2%, primarily due to the cost of compliance with the Sarbanes-Oxley Act of 2002. During the year ended December 31, 2004, G&A expenses decreased $90,000, or 1%, over the comparable prior year period. This improvement in G&A spending was the result of reduced bank charges associated with the extinguished Wells Fargo line of credit, reduced legal expenses, and the closing of a subsidiary, restructuring of the Circuit Tree operation, and reduced amortization of intangibles. These were partially offset by the costs of compliance with the Sarbanes-Oxley Act and some increased insurance premiums.

In promotions, sales and marketing, marketing and selling expenses for the fourth quarter were down $192,000, or 3.3%, compared to the prior year quarter. This reflects actions taken to reduce variable marketing expenses in response to delays in the U.S. ICL approval. Lower promotional activity accounted for the majority of the reduced spending and was partially offset by the unfavorable impact of foreign currency changes in our German subsidiary.

Year-to-date marketing and selling expenses increased to approximately $793,000, which was a 4.1% increase over the year ended January 2, 2004. This increase was due to headcount additions in the U.S. market, increased salaries and commissions internationally, and unfavorable exchange rates in our German business. As mentioned earlier, the reduction of variable spending in U.S. marketing and sales partially offset these increases. Further cost reductions with annualized savings of approximately one million dollars have been taken since the end of the year and additional reductions are under review.

Research and development and regulatory affairs expense for the quarter increased $118,000, or 9.5%, over the prior year period. The increased spending was due to costs related to consultants utilized for the company’s ongoing interaction with the FDA and an increase in costs related to the redesign of the three-piece Collamer lens and insertion system. These expenses were partially offset by decreased R&D costs of subsidiaries as the company consolidated these activities into one location.

Year-to-date R&D spending is up $1.1 million, or 22%, over the prior year. Increased headcount, consulting expenses, and project spending on lens delivery systems and redesign of the Collamer three-piece lens and delivery system accounted for this increase. These expenses were partially offset by the decreased R&D costs of subsidiaries as the company again consolidated these activities into one location. We do not anticipate that the spending will be maintained at this level going forward due to exceptional charges incurred in the second quarter and that most of the development expense is now complete on the three-piece Collamer project.

Net loss for the fourth quarter was $4.4 million, or $.21 per share. This compares to a net loss of $3.5 million, or $.19 per share, in the fourth quarter of 2004. Shares outstanding at the end of the quarter were 20,593,000 versus 18,389,000 in the prior year quarter. Net loss for the quarter was unfavorably impacted by approximately $.03 by a $500,000 reserve against the partially collateralized note from a former director of the company. Net loss for the year was $11.3 million or $.58 per share. For the prior year period the net loss was $8.4 million or $.47 per share. There were 19,602,000 shares outstanding on December 31, 2004. On January 2, 2004 there were 17,704,000 shares outstanding.

Looking at cash flow on the balance sheet, the net decrease in cash for the fourth quarter was $2,530,000. Cash used in operating activities was $3.1 million, and cash used in investing activities was $516,000. Of this amount, $536,000 was invested in the purchase of property, plant, and equipment. Cash provided by financing activities was $473,000.

We are highly focused on our cash flow issues and have implemented significant expense reductions to reduce cash outflow. One of the major challenges in this area has been the continuing decline in U.S. sales and the subsequent reduction in cash collections. For the year, cash used in operating activities was $8.8 million. Cash used in investing activities was $2.2 million. Investing activities consisted of the purchase of $1.7 million in property, plant, and equipment, $768,000 in the purchase of a minority interest in a subsidiary, and $330,000 in proceeds from the collection of notes receivable.

Cash from financing activities included $11.6 million in net proceeds from an equity placement and $829,000 from the exercise of stock options. Total cash and cash equivalents and short-term investments were $9.3 million at the end of the fourth quarter. Notes payable were $3 million which is flat to the prior year's notes payable number. Accounts receivable days sales outstanding was 41, an increase of two days since year-end 2003 and an increase of $700,000. Inventory increased by $2.3 million, ending the quarter at 186 days on hand, down from 210 days on hand at year end 2003. The increase in inventory was primarily due to ICL inventory build in our Nidau manufacturing facility in anticipation of a U.S. launch and the higher costs of inventory.

As mentioned in the press release, the company believes that it is likely to receive a going concern opinion from its auditors for the year ended December 31, 2004. Recurring losses and negative cash flows are anticipated to continue until such time as the FDA issues are resolved and the ICL is approved.

Given the uncertainty on the timing of the resolution, the company expects to take the following actions. We will seek additional funds through the private placement of equity, further reduce discretionary spending, continue to explore strategic options with Morgan Stanley and aggressively address problems in the U.S. cataract business driven by the overhang of the FDA compliance issues.

At fiscal year end, STAAR had $32.6 million in current assets and $13.5 million in current liabilities. Thank you.

I turn it back to David.

D. Bailey:	Thanks, John. That was a comprehensive summary. I’d like to now open up for questions, operator.

Operator:	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you’d like to decline from the polling process, you may press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will by polled in the order they are received. If using speaker equipment, please lift the handset before pressing the numbers.

Our first question comes from Kate Sharadin with Pacific Growth Equities. Please go ahead.

Kate Sharadin:	Hi, everybody.

D. Bailey:	Hi, Kate. Good afternoon.

K. Sharadin:	David, could you walk us through exactly what you are working on in order to request your re-inspection or your re-audits since the January meeting?

D. Bailey:	Yes. As I said in the text, we’re largely driven by the FDA's timelines. And we’ve got two tandem activities going on. One is working towards the approvable letter with ODE which is ongoing and continuous. And, as you heard from my text, we’re reasonably optimistic, but always have to caution. Any such letter would be subject to the resolution of compliance issues for STAAR Surgical to be able to launch the product. And at the same time, we’re working on, internally, and continue to work very hard on, our compliance issues. In terms of getting those resolved, we continue to wait on a response from the FDA following the meeting we had in January. We are working on both fronts aggressively, but continue obviously to be partly driven, or largely driven, by the FDA's timelines and the FDA's response. So, I think, I don’t know whether that exactly answers your question, Kate, but that’s as precise as I can be at the moment in terms of what’s happening.

K. Sharadin:	I think the way we understood it after the meeting was that it was almost like you presented the things that you had addressed but there wasn’t really that much feedback from FDA. And then, if I understand now, there really still hasn’t been. I guess we’re just trying to understand what they’re doing.

D. Bailey:	Well, as I said, at the meeting, we presented our latest update. We had given, I think it was a total of nine updates during the course of 2004 and that included the November 4, 2004 response to the 483 observations. We were pleased going into the meeting to be informed that the observations related to the material had been responded to adequately in our November 4, 2004 response. That was very pleasing because we’ve always believed that the Collamer material is excellent. In addition, we were pleased to get the clearance to allow investigators to use more ICLs under the clinical trial. That clearance came from ODE and, in our mind, endorsed the positive view of the material. During the meeting we talked through our latest update, and we submitted an additional one since the meeting, and we’ll continue to submit updates as we await a response from the FDA. We believe that there’s likely to be a re-audit to move the compliance issues forward in whatever direction. And so we planned for that and we plan to continue to keep a dialogue with Compliance.

K. Sharadin:	OK, so aside from the stability issues, which obviously were addressed, have they in fact addressed any of your other responses or no?

D. Bailey:	I think it’s fair to say we haven’t had any confirmation...

K. Sharadin:	OK.

D. Bailey:	...on the other responses.

K. Sharadin:	That’s helpful.

D. Bailey:	I don’t believe we’ve had any response on the other items, Kate.

K. Sharadin:	OK. Do you have an idea of when you might close a round of financing? Is it within this month, do you think? Just so we can kind of figure out on the...

D. Bailey:	Not exactly sure. We’re going to move fairly quickly. John’s going to head that activity up. Intention would be to move quickly to give us leeway on being able to look at the strategic options very thoroughly and effectively so that we can look and decide which of those might be best to increase the value for our shareholders. So, just generally, pretty quickly, Kate.

K. Sharadin:	OK. Just one last question. On the three-piece, you said second quarter. Is that something at the early part of the quarter or...

D. Bailey:	Yes.

K. Sharadin:	What?

D. Bailey:	Yes. Obviously ESCRS is in early February this year, the 15th -- sorry -- ASCRS, the American Society of Cataract and Refractive Surgeons-- I’m getting confused with Europe -- is April the 15th through the 18th. So obviously, we’re targeting as early as possible but giving ourselves a little bit of room in there. As I said previously, we’ve got good lubricity on the cartridge which is essential for this kind of lens, a very robust redesign on the lens. And we’re driving towards closure of all our new design file paperwork. So, hopefully, earlier rather than later, Kate. Yes, but with a positive impact on the financials in the third quarter assuming all goes well.

K. Sharadin:	OK. Thank you.

Operator:	And our next question comes from Amit Hazan with Suntrust Robinson Humphrey. Please go ahead.

Amit Hazan:	Hi, good afternoon, guys. Just a couple of questions.

D. Bailey:	Hi, Amit.

A. Hazan:	One quick follow-up. Real quick just to make sure I understand. The private placement -- is that a done deal? Is that going to happen for sure? Is that something you’re still just contemplating? Where are we in the decision process?

D. Bailey:	We made the decision, we’ll move ahead.

A. Hazan:	OK. So with that in mind, how do we address the probability, for example... Well, first I should ask, can you talk about how long you’ve engaged Morgan Stanley for strategic alternatives?

D. Bailey:	Yes. We started talking to Morgan Stanley, and John headed that up, soon after making our commitment to the shareholders on the last call to explore options to maximize value other than just purely looking at equity. You know, we reviewed a variety of options and closed on Morgan Stanley because they know the ophthalmic space very well and they have the bandwidth.

A. Hazan:	But—

D. Bailey:	We’ve been working with them for awhile.

A. Hazan:	Well I’m just trying to – it seems like there’s just mixed messages going on. From one part of the company, you’re decreasing the sales force. From another part, you’re increasing your cash inflow. From another part, you’re looking at a potential acquisition, which wouldn’t make sense that you are increasing your cash inflow. Are some of the deals that Morgan Stanley has brought to you so far been dependent on FDA approval of the ICL? Is that why we haven’t seen something happen until now?

D. Bailey:	Wow, there was a lot in there. Let me see if we can respond. I don’t believe we’re sending mixed messages. And I don’t want to comment on exactly what kind of deals have been brought or not brought. You know we’re exploring all strategic options and would not want to go into any more details at this time.

In terms of the downsizing that you referred to, as we indicated in both mine and John’s text and the press release, we’re conscious of cash burn and we took steps early, very early in February. We made some difficult decisions to stop investing in a limited direct sales force that we had. That decision was not easily taken. We felt strategically that was a good decision. But unfortunately, because of the delays, that investment was clearly not going to give us a return because new products weren’t going into the sales force and into that direct sales force. And they had started with a low base of sales, had actually grown it very significantly in percentage terms, but nevertheless that direct group were weighing us down heavily. So we took a very difficult decision to basically move more or less back to the total independent sales force that we had. So it’s not a mixed message. It’s following through on the commitment towards cash very carefully.

And on the strategic options, you know that can include many different possibilities beyond simple acquisition. And with regard to the equity raise, really as I said, that is in order to bolster our current cash position so that we can take our time to explore the strategic options very carefully and see which adds most value for our shareholders without being rushed into any particular one. I said there’s a lot of interest in our technology. And we want to be careful to look and investigate all options carefully.

A. Hazan:	OK. Let me just test it one more time just to see with regard to the strategic alternatives that you may have seen already, is it fair to say that there’s some component in there that folks are looking at that’s dependent on FDA approval of the ICL that may be delaying their willingness to enter into such an agreement?

D. Bailey:	I don’t want to get into any more details at this time on the strategic options and I would be if I answered that question.

A. Hazan:	OK.

D. Bailey:	I think investors needs to be aware of one thing - that compliance issues are related to STAAR Surgical. And approvability in taking a product to market can run in tandem. As they are, as we’re working through them. They can also run in tandem with different companies. So, that’s the only comment I would make related to that.

A. Hazan:	OK.

D. Bailey:	A different company could get through the compliance issues, or not even have compliance issues, more quickly than we may or will without wishing to forecast. The fact is that if a company doesn’t have compliance issues and they have an approvable product, then they can get to market obviously much more quickly. So I think maybe that starts to answer your question.

A. Hazan:	OK. Just looking at the domestic market over the next couple of quarters here, with the first quarter trends being, as you described in... Help us correlate the less sales portion in the U.S. over the next couple quarters with the three-piece Collamer coming on soon? Should we just for our modeling purposes, assume a continued decline? Do you feel that there could potentially be upside even despite the less number of feet on the street there?

D. Bailey:	I don’t want to get into a guidance discussion but let me just scope the point on downsizing the sales force. That reduction in the direct sales force was in a new geography where we had very limited sales. So it represented a very small proportion of the total U.S. sales or a small proportion of the total U.S. sales. Yes, they were growing significantly but nevertheless nowhere near covering costs. We’ve stepped back to the totally independent model. I don’t think that change is a rate limiting step on the rollout of a cataract product. I believe the independent sales force, once we get their attention and increased selling time -- there’s been a number of distractions -- but once we get their increased attention and selling time with a new product, it’ll show a significant interest and will not be a limiting factor on the rollout of the Collamer three-piece.

A. Hazan:	OK. Thanks very much.

D. Bailey:	I mean we’ve always had a substantially independent effort. We’ve invested in a direct effort. We’ve stepped back from that. So the independent effort will be the one that drives any new products out in the cataract segment.

A. Hazan:	Thank you very much. Have a nice afternoon.

D. Bailey:	Thanks a lot.

Operator:	Our next question comes from Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:	This question is for John Bily. John, can you give us some rough idea about the amount of money you’ll be looking to raise in this private placement?

J. Bily:	Yes, Larry, basically what we were looking at is somewhere... We wanted to give ourselves, and I think David said it nicely, resources in place to fully explore all of our options and not be constrained in our deliberations. So, I think we’re looking for somewhere around $8 to $10 million.

L. Haimovitch:	OK. Next question. David, I’m trying to get a better understanding about why it’s taking so long to get the Collamer back on the market. Could you give me some help in that?

D. Bailey:	Yes. This has been a continual embarrassment. Obviously I’m disappointed about that. But the team have had some technical challenges around the lubricity of cartridges, and we have undoubtedly slipped. One of the other reasons for the slip is, as I said on previous calls, not wishing to make excuses, but just fact, we introduced a new design control procedure in April of last year. We’ve effectively had two teams in quality over the last 14 months because we used a lot of consultants in that area. And then we brought in employees. So you’ve got team issues with new employees and then you have a new design control procedure. And mix that with some technical hurdles, particularly on the cartridges. We’ve had the lens ready much earlier than the injector. And the two are now finally coming together along with the design control elements to get signatures.

So you’ve got just a multitude of factors and some additional ones laid on as a result of compliance and all our efforts in quality. As I said, frankly it’s been an embarrassment to me that it’s taken longer than I previously made public in forecasts. I think we are getting extremely close now, and constantly keep challenging ourselves. And I’m looking forward to getting it out there. I think it’s a $3 to $5 million opportunity within the first year of launch. The lens is extremely nice. The Collamer material is extremely unique. Surgeons like it. It doesn’t have some of the downsides of acrylics. And it’s operating within the major segment of the market. So I’m hoping that we can get that out and get the sales force excited about it.

L. Haimovitch:	And, David, a final question on the sales force. How many sales people have you let go? It sounds like you were talking about a specific geographic area. I don’t know if I heard that properly but could you elaborate on that please?

D. Bailey:	Yes. We brought the direction, or Nick did, in an area where we didn’t have much coverage, which was the Northwest. It was a team of seven that we released. Difficult decision. Don’t like to do that. But obviously in this situation of delays with uncertainty around absolute timelines for new products, we had to take that difficult decision and we took it in early February. So geographically the Northwest and seven sales reps. Some of them have transitioned to be independent. So we haven’t lost all of the selling up there. And one hopes if we can get the three-piece out as quickly as I would like, that will give them the opportunity to earn significant income, Larry.

L. Haimovitch:	OK. Great. Thank you, David.

Operator:	And our next question comes from Rick Dauteuil with Columbia Management. Please go ahead.

Rick Dauteuil:	I have two questions. The going concern opinion from the auditors, will that be resolved upon a capital raise? Will that go away in other words?

J Bily:	Yes. Yet to be determined. What the auditors are saying on the going concern, and many of you may understand the details behind the going concern, is the ability of the company to have cash on hand 12 months beyond our 10-K date. So they’re looking at roughly cash on hand through the first quarter of 2006. There are so many factors in that area, I don’t want to try to project what that will be and, quite honestly, we have not even received the going concern yet from our auditors. We took the conservative approach that that might be the fact and decided to disclose that.

R. Dauteuil:	OK. Just related to that, is it fair to say in addition to sort of buying yourself time to more thoroughly explore the Morgan Stanley process, you also had a conversation with the auditors as to what they might think is appropriate on a capital raise? Or is the $8 to $10 million just related to...

D. Bailey:	Yes that is an independent decision from any discussions that we’ve had with our auditors.

R. Dauteuil:	OK. A second unrelated question related to the approvable letter, are you pursuing with the FDA an approvable letter as a standalone company, or are those discussions tied to the Morgan Stanley process?

D. Bailey:	Those things are totally independent. We’re pursuing the approvable letter for STAAR Surgical based our PMA submission.

R. Dauteuil:	OK.

D. Bailey:	So standalone, absolutely.

R. Dauteuil:	OK. That’s all I have for now. Thanks.

D. Bailey:	Thank you.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your telephone keypad. I’d like to remind you that if using speaker equipment, please lift the handset before pressing the numbers. And our next question comes from Bill Wall with Andover Capital. Please go ahead.

Bill Wall:	Hi, gentlemen, and congratulations on the European sales performance. I think it’s a positive sign on the quality of the technology and your efforts. Obviously, I'm concerned about the capital raise and wanted to get an understanding with respect to how this works with the Morgan Stanley process. So the first question – is the Morgan Stanley mandate to evaluate a sale of the entire company?

D. Bailey:	No, the Morgan Stanley mandate is to evaluate strategic options in order to enhance value.

B. Wall:	Would that include a sale of the company?

D. Bailey	It could include any and all strategic options.

B. Wall:	So you wouldn’t rule it out is what you’re saying?

D. Bailey:	I would not rule anything out.

B. Wall:	OK. With respect to the going concern opinion, what effect does that have on the UBS credit facility?

J. Bily:	That’s a good question, and that’s uncertain at this point in time. You know, my first feeling is that it probably won’t impact, but I can’t say that for sure.

B. Wall:	Have you spoken to them?

J. Bily:	We have not.

B. Wall:	On the $500,000 reserve for the note to the former director,...

J. Bily:	Right.

B. Wall:	...are you essentially of the view now that that’s largely a lost cause in getting repaid on that or are you pursuing that still?

J Bily:	No.

D. Bailey:	Just to reemphasize that, no.

J. Bily:	Good cause we have...

B. Wall:	That’s a good thing.

J. Bily:	We have spent a considerable amount of effort, at least in my three years, in collecting every dollar of those notes that were able to be collected. And I look at this one in a similar fashion. The reserve was for – we had put a forbearance agreement. The forbearance agreement is due on March 15, 2005, and we were getting some push-back from that individual about the ability to pay. Our position on that note was to reserve the uncollateralized portion of it. It’s collateralized by stock and by real estate. And so basically we took a conservative position and reserved it down to its collateralized value.

B. Wall:	Right. Would you characterize the entire Board as behind the Morgan Stanley effort at this point, a unanimous view on pursuing strategic alternatives?

D. Bailey:	Yes the Board took that decision.

B. Wall:	And it was unanimous?

D. Bailey:	Yes.

B. Wall:	Good.

D. Bailey:	The Board is fully behind that decision.

B. Wall:	And is Morgan Stanley in charge of the capital raising as well as the review?

D. Bailey:	No, that will be an independent exercise.

B. Wall:	Why are you bifurcating it?

D. Bailey:	We talked to Morgan Stanley and the primary decision around Morgan Stanley was related to the primary activity of strategic options. And they were chosen, as I said, because of their knowledge of the space and their bandwidth. They were chosen for their expertise exploring strategic options in our particular industry. For the type of financing we’re contemplating we decided in discussions with Morgan Stanley that this would best be achieved by using a different institution. So it’s a very amicable and collective decision.

B. Wall:	I think it’s very sensible to raise the capital now to forestall a fire sale if it came to that. But I do think linking it to the review and sharing with shareholders what the end game is here, either go it alone or you know the various options you have make sense. But I do think it’s critical that you provide clarity on that because obviously, in November we were hearing that the three-piece is going to come out in the early part of the first quarter and now we’re hearing the second quarter, and I understand the difficulty of pushing on a string with the FDA, but the runway isn’t long enough right now. And I would encourage a combination of the money raising as well as the alternatives to be shared with the stockholders as soon as reasonably possible. I really think you’ve got a great opportunity here but unfortunately events have conspired to delay it a bit. So, I look forward to hearing more about that and encourage you to keep in touch with us.

D. Bailey:	Thanks, we will, Bill. And just to finalize on the note, it’s more an accounting driven issue not reflective of the company’s intention to get repayment on it.

B. Wall:	Right. Thanks.

D. Bailey:	OK.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your telephone keypad. And if using speaker equipment, please lift the handset before pressing the numbers. One moment please for the next question. Our next question is a follow-up from Rick Dauteuil with Columbia Management. Please go ahead.

R. Dauteuil:	Yes, again, related to the Morgan Stanley capital raise effort. If something were to come to the surface among these multiple interested parties in advance of the capital raise that looks like a good strategic option, you’re not so wed to the process that you would go ahead and continue with the dilution in the capital raise anyway, would you?

D. Bailey:	I just can’t speculate at the moment on that.

R. Dauteuil:	The strategic options that you said, or the Morgan Stanley assignment included the language of acquisitions or acquisition. You guys are in a tight capital bind right now. I assume that is not really a priority in that process? Is that fair?

D. Bailey:	No. As I said we’ve asked them to review all strategic options. And we want to be sure that we have the time and the runway to explore those.

R. Dauteuil:	OK. As a fairly large shareholder in your company, it sounds like I’m going to be asked whether I want to participate in a rights offering shortly. I’m not sure I’m excited about blindly participating in a rights offering with the potential for you guys to go out and make an acquisition at this juncture. So I think one of the prior questions was, you need to provide a little more clarity about what’s going on and I think that’s critical in the capital raise and to the extent that you don’t, I think the valuation gets hurt and we all suffer. So, keep that in mind I guess from a shareholder that’s among your top shareholders.

D. Bailey:	Very much appreciate your input and your view. We listen carefully. We’re just starting the process. Thank you for the input. It's always welcome.

Operator:	Ladies and gentlemen, we have time for one more question. Our question comes from Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:	A couple quick questions. Was anyone interested in a straight licensing deal of the ICL in the U.S.... Or let me rephrase that, if you did something in a partnership, do you think that would expedite clearing up the difficulties you appear to have with the FDA 483? In other words, partnering with somebody in a licensing deal domestically, do you think that would expedite the ICL getting to the market?

D. Bailey:	I think I referenced that earlier and the short answer was, yes it would.

T. Halsey:	All right, then I’ll—

D. Bailey:	Following an approvable letter that we’d obtained, yes it would.

T. Halsey:	Was there any interest in the product or is that in some sort of licensing deal or can you not say at this juncture?

D. Bailey:	Tyson, all I would say on that is to reiterate what I said in my text, which is there’s a lot of interest in our technology.

T. Halsey:	Thank you.

D. Bailey:	Wouldn’t want to go any further than that.

Operator:	And at this time we have no further questions. I’d like to turn the conference back to management for any concluding comments. Please go ahead.

D. Bailey:	Thank you very much for the input, and particularly the input of everybody on the call. I just want to reiterate that, while we have some short-term difficulties here, mainly caused by the compliance issues, it’s an uncertain timeline as to when we can get over those. I think the Morgan Stanley activity is extremely important to the company. But I think it’s also critical that we make sure we have the time to explore all those options and ensure we go down the right path. I’m confident that we will have lots of choices, and I look forward to keeping shareholders apprised as we move along the process. Thank you all for your interest.

Operator:	Ladies and gentlemen, that does conclude the STAAR Surgical fourth quarter and year end 2004 results conference call. If you’d like to listen to a replay of today’s conference, you may dial 1-800-405-2236 or 303-590-3000 using pass code 11025076 pound. Thank you again for your participation on today’s conference. You may now disconnect.

END